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FedEx Corporation

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2019 Annual Meeting of Stockholders Proxy Statement Supplement Regarding Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation 10 September 2019

Letter to Shareowners Fellow Shareowners, Before you cast your vote on Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation, the members of the Board’s independent Compensation Committee encourage you to review this supplement, as well as the detailed information provided in the Compensation Discussion and Analysis, compensation tables, and narrative in FedEx’s 2019 Proxy Statement. Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to FedEx’s future success for the long-term benefit of shareowners and reward them when they do so. We believe there should be a strong relationship between pay and corporate performance, and our executive compensation program reflects this belief. We ask that you vote “FOR” Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation. Paul S. Walsh, Chairman of the Compensation Committee Marvin R. Ellison John C. (“Chris”) Inglis Shirley Ann Jackson Susan C. Schwab

Executive Compensation Philosophy FedEx’s compensation philosophy is to: Closely align executive compensation with company performance on both a short-term and long-term basis; and Set performance goals that do not promote excessive risk while supporting the company’s core long-term financial goals, which include: Increasing EPS by 10%-15% per year; Growing profitable revenue; Achieving a 10%+ operating margin; Improving cash flow; and Increasing returns, such as return on invested capital. Support for FedEx’s compensation philosophy and program: In 2018, FedEx’s say-on-pay proposal received support from 95.3% of votes cast. This vote is a strong affirmation of support of the design, purposes, and direction of FedEx’s executive compensation programs and practices. We did not materially alter these programs or otherwise deviate from these practices in the past year. Our 2019 executive compensation program, the subject of Proposal 2, remains largely the same as in 2018.

Fiscal 2019 AIC Plan – No Bonus Payout In response to challenging business conditions, the Board of Directors, based upon the recommendation of the Compensation Committee, approved removing the named executive officers (NEOs) and all other managing/staff director and officer participants from the fiscal 2019 annual incentive compensation (AIC) program. No NEO received a fiscal 2019 AIC payout. This extraordinary action demonstrates FedEx’s firm commitment to its pay-for-performance compensation philosophy.

Fiscal 2019 AIC Plan – Limited Discretion of Independent Board Members Under the fiscal 2019 AIC plan, as originally designed, the independent Board members, based upon the recommendation of the Compensation Committee, can adjust the CEO’s AIC payout amount downward or upward based on their evaluation of his performance. This discretion is not unfettered – if the CEO would have been eligible for a fiscal 2019 AIC payout, his bonus amount could have been adjusted downward to 0% or upward to the maximum payout permitted under the plan (200% of target). Since fiscal 2015, the independent Board members have used their discretion to reduce the CEO’s formulaic payout under the AIC plan three times (fiscal 2018, 2017, and 2015) by an average amount of $151,895. In fiscal 2016, the independent Board members used their discretion to increase the CEO’s formulaic payout under the AIC plan by $100,000. All such adjustments are based on a rigorous and nuanced evaluation of performance.

Fiscal 2019 AIC Plan – CEO Target Payout In June 2018, the independent Board members, upon the recommendation of the Compensation Committee, approved an increase in the CEO’s target AIC payment from 140% to 165% of base salary. This increase was made in connection with ordinary-course design changes to the AIC plan based on market referencing during the fiscal 2019 executive compensation review and disclosed in our 2018 Proxy Statement. The change did not result in any questions or comments from shareowners.

Fiscal 2017-2019 LTI Plan Our long-term incentive (LTI) plan provides for payouts that correspond to specific goals established by the Board of Directors: LTI goals correspond to our long-term financial goal of increasing earnings per share (EPS) by 10% to 15% per year. LTI payouts are tied to meeting pre-established aggregate EPS goals over a three-fiscal-year period. EPS was selected as the performance measure because EPS growth strongly correlates to long-term stock price appreciation. The Compensation Committee and the Board of Directors believe that the EPS performance measure provides the best incentive for executives to manage FedEx’s business and affairs for the long-term benefit of, and effectively aligns management’s interests with those of, our shareowners.

Stock Options and Restricted Stock Awards Our executive compensation program has a strong pay-for-performance orientation. Because the exercise price of stock options granted under our equity incentive plan is equal to the fair market value of FedEx’s common stock on the grant date, the options have value only if the stock price appreciates. The Compensation Committee and Board of Directors believe that FedEx’s stock options are performance-based. FedEx’s restricted stock program has been in place for over 25 years and has proved extremely successful in retaining executives and enabling them to own and retain FedEx stock. At his request and in light of his significant stock ownership, Frederick W. Smith, our Chairman and CEO, does not receive any restricted stock awards. Instead, his equity awards are in the form of stock options, which will yield value to him only if the stock price increases from the grant date. By facilitating the ownership of FedEx shares by our executives, we strengthen the alignment of their interests with those of our shareowners.

Shareowner Engagement / Restricted Stock Program We have an active shareowner engagement program and meet regularly with our largest shareowners. Our shareowner engagement efforts allow us to better understand our shareowners’ priorities, perspectives, and concerns, and enable us to effectively address issues that matter most to shareowners. None of our largest shareowners have raised any concerns to us regarding our restricted stock program. However, the Compensation Committee again reviewed our restricted stock program for fiscal 2019. For the reasons described in our 2019 Proxy Statement, the Compensation Committee determined that it continues to be appropriate for FedEx. The key components of our executive compensation program have remained substantially the same for many years and since 2014, our say-on-pay proposals have received, on average, support from 95.9% of votes cast.

Fiscal 2020 NEO Base Salaries Our Chairman and CEO, Frederick W. Smith, will not receive a base salary increase for fiscal 2020. Each other active NEO will receive a base salary increase of 2% effective 1 October 2019.

Director Paul S. Walsh – Other Public Company Directorships Effective no later than the fourth quarter of calendar 2019, FedEx director (and Compensation Committee Chairman) Paul S. Walsh will serve on a total of four (4) public company boards: FedEx Corporation; Compass Group PLC; McDonald’s Corporation; and Bespoke Capital Acquisition Corp. Mr. Walsh no longer serves on the board of RM2 International S.A. He will step down as a director of TPG Pace Holdings Corp. effective no later than the fourth quarter of calendar 2019. Mr. Walsh attended 100% of Board and committee meetings during fiscal 2019.